Exhibit 23.3
CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the following Registration Statements of Tredegar Corporation:

(1)	Registration Statement (Form S-8 No. 333-120132 pertaining to the Retirement Savings Plan)

(2)	Registration Statement (Form S-8 No. 333-115423 pertaining to the 2004 Equity Incentive Plan)

(3)	Registration Statement (Form S-8 No. 033-64647 pertaining to the Savings Plan for the Employees of Tredegar Industries, Inc.)

(4)	Registration Statement (Form S-8 No. 333-66562 pertaining to the Retirement Savings Plan)

(5)	Registration Statement (Form S-3 No. 033-57268)

of our report dated February 17, 2017, with respect to the consolidated financial statements of kaleo, Inc. and subsidiary, included as an Exhibit in this Annual Report (Form 10-K) for the year ended December 31, 2016.
/s/ Ernst & Young LLP
Richmond, VA
February 22, 2017